FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2007

VoIP, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-28985	75-2785941
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 So. Wymore Rd., Suite 3000 Altamonte Springs, Suite 32714
(Address of principal execute offices, including zip code)

(407) 389-3232
(Registrant's telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See Item 2.01 below.

ITEM 2.01	COMPLETION OF ACCQUISITION OR DISPOSITION OF ASSETS

On June 27, 2007, VoIP, Inc. (the "Company") and WQN, Inc. (the "Purchaser") executed an Asset Purchase Agreement (the "Purchase Agreement"), pursuant to which the Company sold substantially all of the tangible operating assets utilized by its Dallas, Texas, division, including assets related to the EasyTalk and Rocket VoIP products (the "Assets"), to the Purchaser.  The Company's patents and other intangible assets were not sold. A copy of the Purchase Agreement is filed as Exhibit 2.1 hereto.

Pursuant to the Purchase Agreement, the Purchaser acquired the Assets for a purchase price consisting of (1) a cash payment of $400,000; (2) 4% of the defined monthly revenues related to the Assets in excess of $200,000 during the first year following execution of the Purchase Agreement; (3) 3% of the defined monthly revenues related to the Assets in excess of $150,000 during the second year following execution of the Purchase Agreement; and (4) 2% of the defined monthly revenues related to the Assets in excess of $100,000 during the third year following execution of the Purchase Agreement. In addition, the Purchaser assumed the lease of the premises located in Dallas, Texas, currently occupied by the Company.  The Company and the Purchaser made customary representations, warranties and covenants in the Purchase Agreement.

The Company’s revenues and net loss from the business related to the Assets for the three months ended March 31, 2007 were $1,392,009 and $29,098, respectively. The Company expects to recognize a related loss on the sale of the Assets of approximately $6.9 million in the second quarter of 2007, primarily related to the write-off of goodwill and other intangible assets. Management decided that this business was not in line with its present business strategy.

The foregoing description of the sale of the Assets and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement.

The Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or the Purchaser. The Purchase Agreement contains representations and warranties each of the Company and the Purchaser made to the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and/or creates exceptions to the representations and warranties set forth in the Purchase Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

As previously disclosed in a Form 8-K filed by the Company on June 20, 2007, on June 14, 2007, VoIP, Inc. (the “Company”), issued and sold convertible promissory notes to a group of institutional investors, for a net purchase price of $200,000 in a private placement. On June 19, 2007, the Company issued and sold a convertible promissory note to an institutional investor for a net purchase price of $75,000 in a private placement. The June 14, 2007 convertible promissory notes and the June 19, 2007 convertible promissory note are hereinafter referred to as the “Convertible Notes.”

The Convertible Notes were due on June 25, 2007. Per the terms of the Convertible Notes, since these notes were not paid, the common stock conversion rate was automatically reduced from $0.12 to $0.08 per share.

A number of the Company's existing financing agreements contain “favored nations” pricing provisions such that for future securities offerings by the Company at a price per share less than the contractual common stock conversion or warrant exercise rates, those investors’ conversion or exercise rates would be adjusted to the lower offering price. As such, their applicable common stock conversion rates and warrant exercise prices were effectively reduced to $0.08 per share as a result of the nonpayment described above. The effect of such reduction was to increase the number of fully diluted shares of common stock of the Company by approximately 110 million common shares, to a total of approximately 604 million common shares. The Company incorporates by reference its Form 10-Q filed on May 15, 2007 concerning the price ratchet effect on the derivative securities previously issued that have “favored nations” provisions. The Company will need to obtain shareholder approval to increase its authorized shares of common stock to enable the Company to issue the shares of common stock upon potential conversion and exercise by its existing convertible note, warrant and option holders.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

2.1	Asset Purchase Agreement, dated as of June 27, 2007, by and between VoIP, Inc., and WQN, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2007	VoIP, INC. (Registrant)

	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer